Exhibit 10.19

Portions of this exhibit marked [*] are requested to be treated confidentially.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into on this 12th day of February, 2010, by and between North State Bank (hereinafter referred to as the “Bank”) and J. Kenneth Sykes (hereinafter referred to as “Employee”).

WITNESSETH THAT:

WHEREAS, immediately prior to entering into this Agreement, Employee was the sole member of and employed by Affiliated Mortgage, L.L.C. (“Affilated”);

WHEREAS, the Bank and Affiliated are entering into an Asset Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which the Bank will acquire substantially all of Affiliated’s assets;

WHEREAS, immediately following the execution of the Purchase Agreement, Employee’s employment with Affiliated will terminate, and Employee will be employed by the Bank under the terms and conditions described in this Agreement;

NOW, THEREFORE, for and in consideration of the premises and the following covenants, the parties do hereby mutually agree:

1. EMPLOYMENT; DUTIES. The Bank agrees to employ Employee as its President of North State Bank Mortgage Division, reporting to the Chief Financial Officer, and Employee hereby accepts employment in such position. During employment with the Bank, Employee will faithfully discharge his responsibilities and perform all duties as are generally performed by the owner-operator of a similarly-situated entity, including any additional duties, if any, as are reasonably prescribed to him from time to time by his superiors; provided however, in no event shall Employee routinely be required to perform any duties which are not consistent with his position as an executive officer of a mortgage company. In addition Employee will not be required to relocate his office to perform services under this Agreement other than to one of Bank’s existing facilities in Wake County, North Carolina. Employee will fulfill his duties and responsibilities in a reasonable and appropriate manner in compliance with the Bank’s policies and practices and the laws and regulations that apply to the Bank’s operation and administration. Employee will devote his full business time and attention to the business and affairs of the Bank.

2. COMPENSATION. While employed by the Bank, Employee’s compensation will be determined and paid as follows:

(a) Base Salary. While Employee is employed by the Bank, the Bank will pay Employee as compensation a minimum annual base salary of Seventy Five Thousand Dollars ($75,000.00). Employee will be entitled to regular salary reviews during the term of this Agreement and will be eligible to be considered for periodic raises in the same general manner as other officers of the Bank. The base salary payable to Employee by the Bank, as adjusted, if applicable, will be referred to in this Agreement as the “Base Salary.” The Base Salary and any other compensation paid to Employee pursuant to this Agreement or otherwise will be paid to Employee less any federal, state and local payroll taxes and other withholdings legally required or properly requested by Employee, on the Bank’s regularly scheduled paydays in accordance with the Bank’s payroll practices and procedures.

(b) Commissions. During employment with the Bank, Employee will be eligible to receive a commission of [*] ([*]) basis points on his personal mortgage loan production and on third party production for closed mortgage loans (“Commissions”). Commissions are calculated on a monthly basis. Commissions will be paid on the Bank’s next regular pay day after Commissions are calculable. Upon termination of employment by either party for any reason whatsoever, Employee will be entitled to payment of Commissions on his personal mortgage loan production and on third party production only to the extent such mortgage loans have closed on or before the period ending thirty (30) days after Employee’s termination date.

(c) Incentive Compensation. In addition to Commissions, during the Incentive Period (as defined below), the Bank will also pay Employee [*] Dollars ($[*]) (less any withholdings required by law or requested by Employee) for each loan closed by the mortgage division of the Bank (the “Incentive Compensation”). The Incentive Compensation will continue until the first of the following occurs (the “Incentive Period”): (1) the expiration of five (5) years from the date of Employee’s hire with the Bank; (2) the Bank has paid Employee $1.25 Million Dollars in gross Incentive Compensation; or (3) Employee’s employment relationship with the Bank terminates at any time, for any reason. Incentive Compensation is calculated on a quarterly basis. Incentive Compensation will be paid on the Bank’s next regular pay day after Incentive Compensation is calculated at the end of each calendar quarter and Bank agrees to provide Employee with any information as may be reasonably necessary to determine or confirm the calculation of such Incentive Compensation.

(d) Benefits. Subject to applicable eligibility requirements, while employed by the Bank, Employee will be entitled to participate in any employee benefit plans or programs as are provided from time to time to other similarly-situated employees of the Bank pursuant to the Bank’s policies and procedures. Nothing in this Agreement will be deemed to alter the Bank’s rights to modify or terminate any such plans or programs in its sole discretion.

(e) Business Expenses. The Bank will reimburse Employee for all reasonable and appropriate business expenses he incurs in connection with performing his duties for the Bank; provided, however, that Employee agrees to comply with the Bank’s policies and procedures for reimbursement or advancement of business expenses established by the Bank from time to time.

(f) Vacation. Employee will be entitled to accrue paid vacation time during each calendar year in accordance with the Bank’s vacation policy. Employee’s paid vacation time is to be taken at such times as may be reasonably approved by the Bank.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

3. TERM. This Agreement shall commence on the date first above written, and shall remain in full force for a period of six (6) years thereafter.

4. TERMINATION. Either party to this Agreement may terminate the employment relationship between the Bank and Employee at any time, and the parties agree Employee’s employment relationship with the Bank is terminable at the will of either party. In addition nothing in this Agreement shall be read as obligating the Bank to make any payment other than Accrued Compensation (as defined below) through the Employee’s termination date.

5. OBLIGATIONS UPON TERMINATION.

(a) Accrued Compensation. In the event of termination of Employee’s employment with the Bank at any time, by either party, for any reason whatsoever, the Bank will pay Employee for all of the following, through the termination date: (a) all accrued, unpaid Base Salary, Commissions and/or Incentive Compensation then due and owing to Employee; (b) all accrued, unused vacation time provided such payment is required by the Bank’s vacation policy as it is then in effect; and (c) reimbursement of any accrued, unpaid business expenses that are timely submitted by Employee and are otherwise in compliance with the Bank’s business expense reimbursement policy as it is then in effect (collectively, such amounts are referred to in this Agreement as the “Accrued Compensation”). In the event that Employee’s employment with the Bank is terminated for any reason whatsoever or is terminated by the Bank for any reason whatsoever other than death or disability, then the Bank will pay Employee for his Accrued Compensation only.

6. CONFIDENTIALITY; NONDISCLOSURE.

(a) Definition. Employee acknowledges and agrees that due to his position with the Bank, Employee will have access to certain confidential information, trade secrets and other proprietary information belonging to the Bank. For purposes of this Agreement, “Confidential Information” means: (i) any information that the Bank possesses that has been created, discovered or developed by or for the Bank, including that information developed by Employee pursuant to this Agreement or in connection with his employment with or service to the Bank, or that has otherwise been made known to the Bank, and that has or could have commercial value or utility in the business in which the Bank is engaged; or (ii) any information that is related to the business of the Bank and is generally not known by non-Bank personnel. By way of illustration, but not limitation, Confidential Information includes all sales information, product information, profit information, customer information, prospect information, financial information, budgets, projections, know-how, trade secrets, marketing plans, strategies, licenses, prices, and/or costs. Any trade secrets of the Bank and its affiliates shall be entitled to all of the protections and benefits under the North Carolina Trade Secrets Protection Act, N.C. Gen. Stat. § 66-152 et seq., and any other applicable law. If any information that the Bank or any of its affiliates deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. Employee hereby waives any requirement that the Bank or its affiliates submit proof of the economic value of any trade secret or post a bond or other security.

(b) Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include: (i) any information that is or becomes generally available to the public other than as a result of a breach of this Agreement, or any other agreement requiring confidentiality between the Bank and Employee; (ii) any information, the disclosure of which is required by law or court order, provided that Employee gives the Bank as much prior written notice of any such disclosure as possible and takes all necessary action or assists Bank in taking all necessary action, in either case at the Bank’s expense, to minimize the extent of any such disclosure; (iii) any information whose disclosure is made with the prior written consent of the Bank; and/or (iv) any information as may be reasonably necessary to determine or confirm the calculation of the Incentive Compensation under Section 2(c).

(c) Nondisclosure/Non-use. Employee agrees that he will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Bank, except as may be necessary in the course of Employee’s employment with the Bank. Employee further agrees that he will not use any Confidential Information without the prior written consent of the Bank, except as may be necessary in the course of performing his duties for the Bank, and that the provisions of this Section 6(c) shall survive termination of this Agreement by either party for any reason.

(d) Return of Documents. Employee will promptly return any files, customer files, notes, formulae, programs, data, records, machines or any other documents or items that in any manner contain or constitute Confidential Information, along with any reproductions or copies, to the Bank upon the Bank’s demand or upon termination of Employee’s employment with the Bank by either party for any reason.

7. RESTRICTIVE COVENANTS. By signing this Agreement, Employee specifically agrees and acknowledges that before entering into this Agreement, Employee had no employment relationship with the Bank and that the Bank’s promise of new employment to Employee, in addition to any other consideration provided to Employee by the Bank, is adequate consideration to support Employee’s promise not to engage in the activities described in this Section 7. During the period (the “Restricted Employment Period”) beginning on the date of this Agreement and ending on the date [*] ([*]) months after the termination of Employee’s employment with the Bank by Employee for any reason, Employee agrees not to:

(a) on Employee’s own behalf, or on behalf of any third party individual or entity other than the Bank, compete with the Bank by engaging in the Restricted Business (as defined below) within the Restricted Territory (as defined below); and/or

(b) on Employee’s own behalf, or on behalf of any third party individual or entity other than the Bank, have any direct or indirect ownership or financial interest in any business venture or entity that is engaged or proposes to be engaged in the Restricted Business

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

within the Restricted Territory, including without limitation, as an individual, partner, officer, director, principal or shareholder (other than as a shareholder of a publicly-owned corporation in which Employee owns less than 2% of the outstanding shares of such corporation).

During the period (the “Restricted Solicitation Period”) beginning on the date of this Agreement and ending on the date [*] ([*]) months after the termination of Employee’s employment with the Bank by either party for any reason (unless the termination is a Termination Other Than for Cause), Employee agrees not to:

(c) on Employee’s own behalf, or on behalf of any third party individual or entity other than the Bank, directly or indirectly initiate contact with, solicit, entice or attempt to entice in any manner, for purposes that would be competitive with the Bank or any of its affiliates (i) the business of any of the existing customers or clients of the Bank with whom Employee had business contacts on the Bank’s behalf during the last twelve (12) months of his employment with the Bank, and/or (ii) the business of any prospective customers or clients to whom Employee submitted any written proposals on behalf of the Bank during the last twelve (12) months of his employment with the Bank; and/or

(d) on Employee’s own behalf, or on behalf of any third party individual or entity other than the Bank, directly or indirectly initiate contact with, solicit, entice or attempt to entice in any form, fashion or manner any employee or service provider of the Bank (who is then employed or engaged by the Bank or who was employed or engaged by the Bank in the prior six (6) months) for the purpose of inducing that person to either be employed or engaged by a third party or to terminate his employment or engagement with the Bank.

For purposes of this Agreement, the following definitions apply. The “Restricted Business” is any bank or other business venture or entity that engages in whole or in part in the business of residential mortgage lending. The “Restricted Territory” covers the following geographic areas: (A) Wake, Orange, Durham, Franklin and Johnston Counties, North Carolina; and/or (B) any other county in North Carolina in which Employee was employed during employment with the Bank. If any court should construe the foregoing geographic scope to be too broad to permit enforcement to its fullest extent, then such restrictions shall be enforced to the maximum extent that such court finds reasonable and enforceable.

The parties agree that the geographic areas and the other restrictions set forth in this Section 7 are reasonable and completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area or restriction shall not render any other provision of this Agreement unenforceable. If any court should construe the geographic areas and the other restrictions set forth above to be too broad to permit enforcement to its fullest extent, then such restrictions shall be enforced to the maximum extent that such court finds reasonable and enforceable.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Employee acknowledges that the Bank and its affiliates shall have no adequate means of protecting their rights under this Section 7 other than by securing an injunction (a court order prohibiting the Employee from violating this Section 7). Accordingly, Employee agrees that the Bank and its affiliates are entitled to enforce this Section 7 by obtaining a preliminary and permanent injunction and any other appropriate equitable relief. Nothing contained in this Agreement shall prohibit the Bank or any of its affiliates from pursuing any remedies in addition to injunctive relief, including recovery of damages.

Notwithstanding anything to the contrary in this Agreement, the Bank acknowledges that the restrictions set forth in Sections 7(a) and 7(b) shall not apply in the event Bank terminates Employee for any reason, and in such event, Employee shall not be subject to the restrictions of Sections 7(a) and 7(b) on the business activities available to him.

For purposes of this Agreement, the following definitions apply: “Termination Other than For Cause” means termination by the Bank of Employee’s employment by Bank for reasons other than those which constitute Termination for Cause, including for Employee’s Disability. “Termination for Cause” means termination by Bank of Employee’s employment due to Employee’s: (i) intentional failure or refusal to perform his duties for the Bank; (ii) breach of a material obligation of Sections 6 or 7 of this Agreement; (ii) malfeasance of office or disloyalty to the Bank; (iii) conviction or or plea of guilty or no contest to either a felony or an unlawful act involving fraud or moral turpitude; and/or (iv) removal of Employee by federal or state regulators following a takeover of the Bank by such regulators. “Disability” means, with respect to the Employee, that Employee: (i) has established to the satisfaction of the Bank that he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than six months; and (ii) has satisfied any requirement imposed by the Bank in regard to evidence of such disability.

8. EMPLOYEE REPRESENTATIONS AND WARRANTIES. Employee hereby represents and warrants to the Bank as follows:

(a) Employee has the full right, power and authority to execute and deliver this Agreement and to perform all of Employee’s obligations hereunder.

(b) This Agreement constitutes the legal, valid and binding obligation of Employee and is enforceable against Employee in accordance with its terms.

(c) Neither Employee’s execution and delivery of this Agreement, Employee’s consummation of the transactions contemplated hereby, nor the compliance by Employee with any of the provisions hereof, will constitute a breach, default or violation of applicable law or any agreement or other instrument or obligation to which Employee is a party or is otherwise bound. Employee further represents that Employee will not knowingly disclose to the Bank or induce the Bank to use any confidential or proprietary information or material belonging to any third party.

9. NOTICES. Any notice required to be given hereunder will be sufficient if in writing and hand delivered or sent by certified or registered mail, return receipt requested, first-class postage prepaid, in the case of Employee, to his address shown on the Bank’s records, and in the case of the Bank, to its principal office.

10. WAIVER. No waiver of any provision of this Agreement will be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of such terms, covenants or conditions, nor will any waiver or relinquishment of any right or power granted hereunder at any particular time be deemed a waiver or relinquishment of such rights or power at any other time or times.

11. MISCELLANEOUS. This Agreement constitutes the entire Agreement between the parties with regard to the subject matter hereof (i.e., Employee’s employment at the Bank) and supersedes all memoranda, discussion, correspondence and agreements prior to the date of execution of this Agreement regarding such subject matter. This Agreement shall be binding on the heirs, executors, administrators, successors and assigns of the parties. This Agreement is to be governed by the laws of the state of North Carolina. The state or federal courts in Wake County, North Carolina will have the sole and exclusive power to adjudicate any disputes between the parties arising out of or related to this Agreement, and the parties hereto irrevocably consent to the personal jurisdiction of such courts over them. The paragraphs, subparagraphs and provisions of this Agreement are all separable, and if any part of this Agreement shall be held invalid or unenforceable, it shall not affect the validity of this Agreement as a whole or other remaining parts thereof. This Agreement may not be changed orally, but may be modified only by written agreement of both parties to this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date first above written.

NORTH STATE BANK:
By:	/s/ Larry D. Barbour
Larry D. Barbour
President and Chief Executive Officer

EMPLOYEE: /s/ J. Kenneth Sykes
J. Kenneth Sykes